EX 99.1
AZZ Third Quarter – Fiscal Year 2009
January 9, 2009

AZZ incorporated Reports Year-To-Date and Third Quarter Results of Fiscal - Year 2009

For the nine months when compared to the prior year – Revenues Increase 28%, Net Income up 58%, Earnings per share Increase 57% and Backlog is up 33%
Fiscal 2009 EPS Guidance is increased

Contact:      Dana Perry, Senior Vice President – Finance and CFO
    AZZ incorporated 817-810-0095
Internet:  www.azz.com

                        Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

January 9, 2009 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and nine-month periods ended November 30, 2008. Revenues for the third quarter increased 26 percent to $108.9 million, compared to $86.6 million for the same period last year. Net income for the third quarter increased 34 percent to $10.8 million, or $0.88 per diluted share, compared to net income of $8.1 million, or $0.66 per diluted share, in last year’s fiscal third quarter.

For the nine-month period, the Company reported revenues of $312.1 million, an increase of 28 percent compared to $243.6 million for the comparable period last year. Net income for the nine months rose 58 percent to $32.2 million, or $2.62 per diluted share, compared to $20.4 million, or $1.67 per diluted share for the comparable nine-month period last year.

The unaudited financial results for the three and nine month periods ended November 30, 2008, were favorably impacted by the acquisition of AAA Galvanizing, Inc. acquired on March 31, 2008 and the acquisition of Blenkhorn & Sawle Ltd. on June 30, 2008.

Backlog at the end of the third quarter was a record setting $195.3 million versus $147.1 million at November 30, 2007, an increase of 33 percent.  Backlog at the end of the second quarter was $190.8 million.  Incoming orders for the third quarter totaled $113.3 million while shipments totaled $108.9 million resulting in a book to ship ratio of 104 percent. For the first nine months, orders totaled $359.2 million while shipments totaled $312.1 million, resulting in a year-to-date book to ship ratio of 115 percent.  Incoming orders for the first nine months increased 33 percent when compared to the same period a year ago.  Based upon current customer requested delivery dates and our planned production schedule, 34 percent of our backlog is expected to ship in the current fiscal year.  Of our $195.3 million backlog, 35 percent is to be delivered outside of the U.S.

AZZ Third Quarter – Fiscal Year 2009
January 9, 2009

Revenues for the Electrical and Industrial Products Segment increased 20 percent to $62 million for the third quarter, compared to $51.5 million in the previous year’s third quarter. Operating income for this segment was $10.4 million, compared to $8.0 million in the third quarter of last year, an increase of 30 percent. For the first nine months, revenues increased 21 percent to $165.9 million and operating income increased 26 percent to $28.1 million compared to $137.5 and $ 22.3 million, respectively, for the first nine months of the prior year.

David H. Dingus, president and chief executive officer, commented, “The results of the third quarter for this segment closely mirror those of the excellent results of the first and second quarters of FY 2009.  Strong order levels for our Electrical and Industrial Products Segment continued in the third quarter.  New orders were balanced across our power generation, transmission and distribution, and industrial products. While there is future potential for some order delays due to the economic and credit conditions, to date we have seen only isolated cases domestically where delays have been implemented. The leverage gained from improved volumes and improved operating efficiency and pricing is reflected in our operating margins.  Operating margins for the first nine months are 17 percent versus 16 percent for the same period last year. Our challenge remains to continue to achieve growth by expanding our served markets and increasing our product offerings while maintaining our targeted margin levels.”

Revenues for the Company’s Galvanizing Services Segment increased 34 percent to $46.9 million for the third quarter, compared to $35.1 million in the previous year’s comparable quarter. Operating income for this segment was $13.1 million, an increase of 58 percent, compared to $8.3 million in the same quarter last year.  For the first nine months of fiscal 2009, revenues increased 38 percent to $146.2 million, and operating income increased 60 percent to $42 million, compared to $106.1 and $26.2 million, respectively, for the first nine months of the prior year.  AAA Galvanizing acquired on March 31, 2008, contributed $33.7 million to our total nine months revenue.  Our revenues generated from our historical operations prior to the acquisition of AAA for the first nine month period increased 6 percent.  While our volume of steel processed increased, our average selling price decreased 2 percent as compared to the same nine month period in the prior year.

Mr. Dingus continued, “Strong market demand throughout most of our markets, combined with superior levels of quality and service, positively impact our ability in the third quarter to maintain strong pricing and margins despite changes in the cost of zinc. We achieved excellent operating margins for the quarter of 28 percent.  We are most pleased that our tonnage processed for the first nine months of the current fiscal year reflected double digit growth due primarily to acquisitions. Margins remained solidly ahead of prior years. We will continue to closely monitor U.S. industrial market indicators to determine the potential impact upon our markets.  During the third quarter decreased demand was limited to markets in our upper Midwest U.S. operations.  We are extremely pleased with the assimilation of AAA galvanizing into our operations and their year to date results show improvement over historical levels.”

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are increasing our previously issued earnings guidance for fiscal year 2009.  Our earnings are estimated to be within the range of $3.35 and $3.45 per diluted share. Revenues are estimated to be within the range of $420 and $430 million, which is unchanged from the

AZZ Third Quarter – Fiscal Year 2009
January 9, 2009

previously issued guidance. Our estimates assume that we will not have any significant delays in the delivery of our electrical and industrial products, and that the demand for galvanizing services and pricing will not significantly change from current levels during the balance of the fiscal year.”

AZZ incorporated will conduct a conference call to discuss financial results for the third quarter of fiscal 2009 at 11:00 a.m. ET on January 9, 2009.  Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #79050390, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company's growth strategy.  The Company can give no assurance that such forward-looking statements will prove to be correct.  We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

AZZ Third Quarter – Fiscal Year 2009
January 9, 2009

AZZ incorporated
Condensed Consolidated Statement of Income
(in thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	November 30, 2008	November 30, 2007	November 30, 2008	November 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net sales	$108,860	$86,593	$312,078	$243,577
Costs and Expenses:
Cost of Sales	79,372	66,369	226,845	182,943
Selling, General and Administrative	11,317	7,449	32,545	27,817
Interest Expense	1,682	342	4,484	1,261
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	9	(34)	(1,136)	(33)
Other (Income)	(315)	(236)	(1,378)	(792)
	$92,065	$73,890	$261,360	$211,196

Income before income taxes and accounting change	$16,795	$12,703	$50,718	$32,381
Income Tax Expense	5,982	4,611	18,479	12,021
Net income	$10,813	$8,092	$32,239	$20,360
Net income per share
Basic	$.89	$.67	$2.66	$1.70
Diluted	$.88	$.66	$2.62	$1.67
Diluted average shares outstanding	12,295	12,294	12,310	12,199

Segment Reporting
(in thousands)

	Three Months Ended		Nine Months Ended
	November 30, 2008	November 30, 2007	November 30, 2008	November 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Sales:
Electrical and Industrial Products	$61,960	$51,455	$165,925	$137,479
Galvanizing Services	46,900	35,138	146,153	106,098
	$108,860	$86,593	$312,078	$243,577

Segment Operating Income (a):
Electrical and Industrial Products	$10,411	$8,032	$28,140	$22,318
Galvanizing Services	13,125	8,336	41,961	26,177
Total Segment Operating Income	$23,536	$16,368	$70,101	$48,495

AZZ Third Quarter – Fiscal Year 2009
January 9, 2009

Condensed Consolidated Balance Sheet
(in thousands)

	November 30, 2008	February 29, 2008
	(unaudited)	(audited)

Assets:
Current assets	$165,707	$102,995
Net property, plant and equipment	$85,577	$48,285
Other assets, net	$85,999	$42,039
Total assets	$337,283	$193,319

Liabilities and shareholders’ equity:
Current liabilities	$52,728	$42,696
Long term debt due after one year	$100,000	$-
Other liabilities	$7,288	$4,467
Shareholders’ equity	$177,267	$146,156
Total liabilities and shareholders’ equity	$337,283	$193,319

Condensed Consolidated Statement of Cash Flows
(in thousands)

	Nine Months Ended
	November 30, 2008	November 30, 2007
	(unaudited)	(unaudited)

Net cash provided by (used in) operating activities	$21,371	$20,108
Net cash provided by (used in) investing activities	$(107,583)	$ (7,867)
Net cash provided by (used in) financing activities	$98,104	$(11,782)
Effect of Exchange Rate	$ (211)	-0-
Net increase (decrease) in cash and cash equivalents	$11,681	$459
Cash and cash equivalents at beginning of period	$2,227	$1,703
Cash and cash equivalents at end of period	$13,908	$2,162

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